EXHIBIT 23.2

CONSENT OF INDEPENDENT AUDITORS

[BAUMANN, RAYMONDO & COMPANY, P.A. LETTERHEAD]

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Re:  Infinium Labs, Inc.

Form S-8

Gentlemen:

We hereby consent to the incorporation of our report as independent auditors accompanying the audited financial statements of Infinium Labs, Inc. (“Infinium”), as of October 31, 2003, and for the period December 9, 2002 (inception) to October 31, 2003, issued in connection with Infinium’s filing of its registration statement being filed under the Securities Act of 1933, under cover of Form S-8.  We also consent to the use of our name under the heading “Experts” in the registration statement.

Very truly yours,

 /s/ BAUMANN, RAYMONDO & COMPANY, P.A.

BAUMANN, RAYMONDO & COMPANY, P.A.

Certified Public Accountants

Tampa, Florida

October 19, 2004